Consent of Independent Registered Public Accounting Firm
Perfectenergy International Ltd. and Subsidiaries
Audited Financial Statements
October 31, 2007, December 31, 2006 and 2005

To The Board of Directors
Perfectenergy International Ltd.

We consent to the incorporation of our report in the registration statement of Perfectenergy International Ltd. on Form SB-2/A, dated January 21, 2008 on our audits of the consolidated financial statements of Perfectenergy International Ltd. and Subsidiaries as of October 31, 2007, December 31,2006 and 2005 and for the ten months ended October 31, 2007, for the year ended December 31, 2006 and the period from April 1, 2005 (inception) to December 31, 2005, which our reports are incorporated in the Form SB-2/A.

We also consent to the reference to our Firm under the caption “Experts”.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
January 21, 2008